Exhibit 10.4

PROMISSORY NOTE

Note No. 9

U.S. $4,000,000.00 Maturity Date: September 5, 2009 Interest Rate: LIBO Rate (3.17875%) + Margin	September 5, 2008

Reference is hereby made to (1) that certain Stock Purchase Agreement, dated as of August 25, 2008 (the “SPA”), by and among S.A. La Nación, a sociedad anónima organized under the laws of Argentina (“SALN”), Hispanoamerican Educational Investments BV, a corporation organized under the laws of Holland (“HEI”), Hammer.com, LLC, a Delaware limited liability company (“Hammer”), MercadoLibre, Inc. a Delaware corporation (“ML” or the “Debtor”) (but solely with respect to Section 8.4 thereof), DeRemate.com de Argentina S.A., a sociedad anónima organized under the laws of Argentina, DeRemate.com Chile S.A., a sociedad anónima organized under the laws of Chile, Interactivos y Digitales México S.A. de C.V., a sociedad anónima de capital variable organized under the laws of Mexico and Compañía de Negocios Interactiva de Colombia E.U., a empresa unipersonal organized under the laws of Colombia and (2) that certain Asset Purchase Agreement (this “APA”), dated as of August 25, 2008, by and among HEI, SALN, Intangible Assets LLC, a Delaware limited liability company, Emprendimientos Veta, S.A., a sociedad anónima organized under the laws of Argentina (but solely with respect to Article III, Article VI, Section 7.1(o) and Section 8.2 thereof), Hammer and ML. All capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the SPA.

As a condition precedent to the closing of the transactions contemplated by the SPA, Hammer has agreed to deliver this promissory note issued by ML (the “Note”).

FOR GOOD AND VALUABLE CONSIDERATION, the undersigned, ML, subject to the terms and conditions in this Note, promises to pay to the order of Hispanoamerican Educational Investments BV (the “Creditor”), the principal sum of FOUR MILLION UNITED STATES DOLLARS (U.S. $4,000,000.00) on the Maturity Date (as defined below).

The Debtor also promises to pay interest on the unpaid balance of this Note from the Closing Date through the Maturity Date or the date of the prepayment in full of this Note (as applicable), at a rate per annum for such period equal to the LIBO Rate (as such term is defined below) plus the Margin (as such term is defined below). Accrued interest shall be payable on the Maturity Date or any Prepayment Date (as such term is defined below) (as applicable).

All payments hereunder shall be made in U.S. Dollars and in immediately available funds.

1. Certain Definitions. As used herein, the following terms shall have the corresponding meanings.

(a) “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person.

(b) “Banking Day” means any day on which commercial Creditors are not authorized or required to close in New York City or Buenos Aires, Argentina and which is also a day on which dealings in U.S. Dollar deposits are carried out in the London interbank market.

(c) “LIBO Rate” means the rate per annum as determined on the Interest Rate Determination Date on the basis of the offered rates for deposits in U.S. dollars, for a period of time comparable to the relevant period, which appears on the Telerate page 3750 as of 11:00 a.m. London time on the day that is two (2) Banking Days preceding the Closing Date; provided, however, if the rate described above does not appear on the Telerate System on any applicable Interest Rate Determination Date, the LIBO Rate shall be the rate (rounded upward, if necessary, to the nearest one hundred-thousandth of a percentage point) determined on the basis of the offered rate for deposits in U.S. dollars for a period of time comparable to such relevant period that are offered by the Reference Bank in the London interbank market at approximately 11:00 a.m. London time, on the day that is two (2) Banking Days preceding the Closing Date. The principal London office of the Reference Bank will be requested to provide a quotation of its U.S. Dollar deposit offered rate for a period of time comparable to the relevant period. If no quotation is provided, the rate for that date will be determined on the basis of the rate quoted for loans in U.S. dollars to leading European banks for a period of time comparable to the relevant period offered by the Reference Bank in New York City at approximately 11:00 a.m. New York City time, on the day that is two (2) Banking Days preceding the Closing Date.

(d) “Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

(e) “Indebtedness” means (i) any indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any liabilities or obligations for the deferred purchase price of property or services with respect to which Debtor is liable, contingently or otherwise, as obligor or otherwise, (iv) any commitment by which Debtor assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (v) any indebtedness guaranteed in any manner by Debtor (including guarantees in the form of an agreement to repurchase or reimburse), (vi) any liabilities or obligations under capitalized leases with respect to which Debtor is liable, contingently or otherwise, as obligor, guarantor or otherwise or with respect to which obligations Debtor assures a creditor against loss, (vii) any indebtedness or liabilities secured by an Encumbrance on Debtor’s assets, (viii) any amounts owed by Debtor to any Person under any non-competition, consulting or deferred compensation arrangements, and (ix) with respect to Debtor, any excess of the funds payable to customers of MercadoPago, over funds receivable from customers of MercadoPago.

(f) “Interest Payment Date” for this Note means (i) the Maturity Date of this Note, and (ii) the date of any prepayment or repayment of principal of this Note.

(g) “Interest Rate Determination Date” means the Banking Day that is two (2) Banking Days before the Closing Date.

(h) “Margin” shall mean, with respect to this Note, (1) 1.5% for the period commencing on September 5, 2008 and ending on January 4, 2009, (2) 2.0% bps for the period commencing on January 5 2009 and ending on May 4, 2009, and (3) 2.5% bps for the period commencing on for the period commencing on May 5, 2009 and ending on September 5, 2009.

(i) “Maturity Date” means September 5, 2009.

(j) “Person” means any corporation, natural person, firm, joint venture, partnership, trust, unincorporated organization or government, or any political subdivision, department or agency of any government.

(k) “Prepayment Date” means the date that the Debtor prepays this Note (in whole or in part).

(l) “Reference Bank” means the principal London office of any major bank in the London interbank market, as reasonably and mutually selected by the Creditor and the Debtor in their reasonable discretion.

2. Payments; Prepayments; Fees.

(a) Place and Time of Payment. All payments of principal of and interest on this Note and all other amounts payable hereunder shall be made by deposit to account no. 24.74.40.647 of the Creditor at Fortis Bank NV, Blaak 555, 3000 BA, Rotterdam, The Netherlands, BIC/SWIFT: FTSBNL2R, IBAN: NL17 FTSB 0247 4406 47, not later than 12:00 p.m. (New York time) on the dates due, or to such other account as the Creditor may designate in writing to the Debtor.

(b) Payments to be on Banking Days. Whenever any payment hereunder shall be stated to be due on a day other than a Banking Day, such payment shall be made on the next succeeding Banking Day (unless such next succeeding Banking Day would fall in the succeeding calendar month, in which case such payment shall be made on the next preceding Banking Day), and any such extension or reduction of time shall in such case be reflected in the computation of payment of interest.

(c) Voluntary Prepayments. Subject to the conditions set forth in Section 8 hereof, the Debtor may, upon three (3) Banking Days’ notice to the Creditor, prepay this Note (in whole or in part) on any Banking Day.

3. Interest. All computations of interest hereon shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which interest is payable.

4. Pari Passu Status. The payment obligations of the Debtor under this Note shall rank at least pari passu with all of its other Indebtedness, whether now existing or hereafter outstanding, except for obligations accorded preference by mandatory provisions of law.

5. Covenants. From the Closing Date, the Debtor covenants not to incur Indebtedness, on a consolidated basis, in excess of $55,000,000 (including the Indebtedness incurred hereunder and any other Indebtedness of the Debtor to the Creditor), except as follows (collectively, “Permitted Indebtedness”):

(i) Indebtedness of the Debtor to any Subsidiary and of any Subsidiary to the Debtor or any other Subsidiary;

(ii) Guarantees by the Debtor of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Debtor or any other Subsidiary; and

(iii) any Guarantees granted by Debtor or its Affiliates under any discount of funds receivable from customers of MercadoPago.

6. Notices. All notices, requests, demands or communications hereunder shall be in writing and shall be given to or made upon the respective parties hereto at the following addresses:

If to the Debtor:	If to the Creditor:

MercadoLibre, Inc.	S.A. La Nación
Tronador 4890, 8th Floor	Bouchard 557 6th floor
Buenos Aires C140DNN, Argentina	C1106ABG Buenos Aires, Argentina
Attn.: Jacobo Cohen Imach	Attn.: Eduardo Lomanto
Tel: +54 11 5352 8030	Tel: +54 11 4319-1865
Fax: +1 305 393 8250	Fax: + 54 11 4319-4527

With a copy to:

Hunton & Williams LLP
1111 Brickell Avenue, Suite 2500
Miami, FL 33131
Attn.: John F. Haley
Tel: (305) 810 2595

7. Set-Off Rights. Each of the Creditor and Debtor hereby acknowledges and agrees that the Buyer and/or any of the Buyer Indemnified Parties may satisfy any claims arising pursuant to Section 2.5(a) and/or Article VIII of the SPA, subject to the following terms and conditions:

(a) The Debtor shall have the right to set-off any amounts owed to the Buyer and/or any Buyer Indemnified Party pursuant to Section 2.5(a) and/or Article VIII of the SPA against any unpaid amount due or payable to the Creditor hereunder.

(b) If Debtor (on behalf of Buyer or any Buyer Indemnified Party (as applicable)) elects to exercise a right of set-off, it shall on the date such right is exercised provide the Creditor notice of such exercise, identify the amounts owed to the Buyer and/or any Buyer Indemnified Party pursuant to Section 2.5(a) and/or Article VIII of the SPA, identify the facts or events giving rise to the so-notified claim, and identify how it intends to apply such set-off amounts to the unpaid amount under this Note.

(c) If the Creditor objects to any aspect of the notice provided pursuant to Section 7(b) above, and the parties hereto are unable to resolve such disagreement within five (5) Business Days, each of the parties hereto agrees to submit to binding arbitration to determine if, and only if, the Buyer and/or any relevant Buyer Indemnified Party has a valid and applicable set-off right, and the amount of such applicable offset, pursuant to Section 2.5(a) and/or Article VIII of the SPA (the “Arbitration Issue”).

(d) No later than five (5) Business Days after the date of the Creditor’s written notice to the Debtor of its desire to submit the Arbitration Issue to arbitration pursuant to Section 7(c) above (the “Request Date”), the parties shall appoint a single arbitrator (the “Arbitrator”) that is mutually agreeable to the parties. If the parties shall fail to agree upon the appointment of the Arbitrator within five (5) Business Days after the Request Date, then the parties shall request that the Miami office of the American Arbitration Association select the Arbitrator no later than ten (10) Business Days after the Request Date. The Arbitrator shall be impartial and unrelated, directly or indirectly, so far as employment or services is concerned to either of the parties or to any Affiliate or to any person directly or indirectly related to the parties or to any Affiliate. The Arbitrator shall have substantial knowledge and experience in the area of financial accounting and corporate acquisition transactions. The arbitration proceeding shall otherwise be governed by the Commercial Arbitration Rules of the American Arbitration Association then in force. The place of arbitration shall be Miami, Florida.

(e) The Arbitrator shall investigate the facts and, within five (5) Business Days of the date that the Arbitrator is appointed (the “Appointment Date”), the parties and the Arbitrator shall hold a hearing at which the parties may present evidence and arguments, be represented by counsel and conduct cross-examination. In determining any question, matter or dispute relating to the Arbitration Issue, the Arbitrator shall apply the provisions of the SPA and this Note, without varying therefrom in any respect. The Arbitrator shall not have the power to add to, modify or change any of the provisions of this Note, the SPA or the APA (as applicable), or consider any issue other than the Arbitration Issue. The Arbitrator shall render a written decision that relates specifically and exclusively to the Arbitration Issue no later than five (5) days after the first day of the hearing. If the Arbitrator decides in favor of Buyer or the relevant Buyer Indemnified Party with respect to the Arbitration Issue, the Debtor shall be entitled to (i) invoke the rights of set-off set forth in this Section 12. If the Arbitrator decides in favor of Creditor, the Debtor shall pay the amounts due under this Note without any deduction, set-off or counterclaim. Each party hereto shall be responsible for its own costs and expenses relating to any arbitration of the Arbitration Issue described in this Section; provided, however, that upon the final outcome of any such arbitration, the prevailing party shall be entitled to reimbursement from the non-prevailing party (or parties) for reasonable costs and expenses (including, without limitation, reasonable attorney’s fees) incurred in connection with the arbitration of the Arbitration Issue.

(f) The Buyer’s and/or the Buyer Indemnified Parties’ election not to exercise any offset shall not be prejudiced by the right to seek immediate indemnification subject to the provisions of the SPA and/or the APA (as applicable).

(g) On the Maturity Date, Debtor shall pay any outstanding amounts under this Note, less: (i) the amount of any unpaid Losses due under Section 2.5(a) of the SPA and Article VIII of the SPA; and (ii) the amount subject to any Proceedings under Article VIII of the SPA. The amount subject to any such Proceedings shall be kept in escrow under an escrow agreement to be mutually agreed upon by the parties involved, and any eventual dispute regarding the amount to be withheld, shall be resolved as provided, mutatis mutandis, in Section 7(c), Section 7(d) and Section 7(e) of this Note.

8. Prepayment.

(a) The Debtor may, upon notice to the Creditor, at any time or from time to time voluntarily prepay this Note (in whole or in part) without premium or penalty (any such prepayment amount shall be hereinafter referred to as a “Prepayment Amount”).

(b) In the event that the Debtor should elect to prepay this Note before the Maturity Date, the Debtor may prepay the entire outstanding principal balance together with any unpaid interest accrued thereon into an escrow account (the “Escrow Account”) with JPMorgan Chase Bank, N.A. (or another financial institution mutually agreed upon by the parties hereto), as escrow agent (the “Escrow Agent”), pursuant to the terms and conditions of an escrow agreement to be mutually agreed upon by the parties hereto (the “Escrow Agreement”).

(c) Pursuant to the terms and conditions of the Escrow Agreement, if Debtor (on behalf of Buyer or any Buyer Indemnified Party (as applicable)) elects to assert a claim pursuant to Section 2.5(a) and/or Article VIII of the SPA, on or before the expiration of twelve months after the Closing Date, it shall provide the Creditor notice of such claim, identify the amounts of such claim pursuant to Section 2.5(a) and/or Article VIII of the SPA, identify the facts or events giving rise to the so-notified claim, and identify how it intends to apply such relevant escrow funds to the relevant claim.

(d) If the Creditor objects to any aspect of the notice provided pursuant to Section 8(c) above, and the parties hereto are unable to resolve such disagreement within five (5) Business Days, each of the parties hereto agrees to submit to binding arbitration (subject to the terms and conditions set forth in the Escrow Agreement, which shall be the same as provided, mutatis mutandis, in Section 7(c), Section 7(d) and Section 7(e) of this Note) to determine if, and only if, the Buyer and/or any relevant Buyer Indemnified Party has a valid and applicable claim to the relevant escrow funds, and the amount of such claim, in the same way it would have been entitled to exercise a set-off right pursuant to Section 2.5(a) and/or Article VIII of the SPA (the “Escrow Arbitration Issue”). The Escrow Agreement shall provide that if the Escrow Arbitration Issue is resolved in favor of a party, the Escrow Agent shall release the relevant funds to such party.

(e) The Buyer’s or the Buyer Indemnified Parties’ (as applicable) claims against any funds held in escrow pursuant to this Section 8 shall not be prejudiced by the right to seek immediate indemnification subject to the provisions of the SPA and/or the APA (as applicable).

(f) The Escrow Agreement shall provide that on the date that is the first year anniversary of the Closing Date, the Escrow Agent shall release to the Creditor the funds in the Escrow Account corresponding to this Note, less: (i) the amount of any unpaid Losses due under Section 2.5(a) of the SPA and Article VIII of the SPA; and (ii) the amount subject to any Proceedings under Article VIII of the SPA. Any eventual dispute regarding which party is entitled to such amounts shall be resolved in the same way as provided, mutatis mutandis, in Section 7(c), Section 7(d) and Section 7(e) of this Note.

9. Miscellaneous.

(a) This Note sets forth the entire agreement between the parties hereto, supersedes all prior communications and understandings of any nature and may not be amended, supplemented or altered except in a writing signed by both parties hereto.

(b) Other than with respect to any Arbitration Issue or Escrow Arbitration Issue (as applicable), any suit, action or proceeding against the Debtor with respect to this Note or on any judgment entered by any court in respect thereof may be brought in the courts of the State of New York, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York, and the Debtor submits to the nonexclusive jurisdiction of such courts for the purpose of any such suit, action or proceeding or judgment.

(c) This Note shall be governed by and interpreted and construed in accordance with the law of the State of New York, without regard to principles of conflicts of laws (other than Section 5-1401 of the General Obligations Law of the State of New York).

IN WITNESS WHEREOF, the Debtor has caused this Note to be duly executed by its duly authorized officer as of the day and year first above written.

DEBTOR:

MERCADOLIBRE, INC.

By:	/s/ Nicolás Szekasy
Name:	Nicolás Szekasy
Title:	Executive Vice President and Chief Financial Officer

AGREED AND ACCEPTED:

HAMMER.COM, LLC

By:	/s/ Nicolás Szekasy
Name:	Nicolás Szekasy
Title:	Chief Financial Officer

S.A. LA NACIÓN

By:	/s/ Eduardo Lomanto
Name:	Eduardo Lomanto
Title:	Attorney-in-Fact

By:	/s/ Marcelo Sajaroff
Name:	Marcelo Sajaroff
Title:	Attorney-in-Fact

HISPANOAMERICAN EDUCATIONAL INVESTMENTS BV

By:	/s/ Eduardo Lomanto
Name:	Eduardo Lomanto
Title:	Attorney-in-Fact

By:	/s/ Marcelo Sajaroff
Name:	Marcelo Sajaroff
Title:	Attorney-in-Fact